FIRST KEYSTONE ANNOUNCES
                       RECORD 2010 EARNINGS


Berwick, Pennsylvania - JANUARY 31, 2011 - First Keystone Corporation (OTC BB: FKYS), parent company of First Keystone Community Bank, reported record net income of $8,961,000 or $1.65 per share for the year ending December 31, 2010, as compared to $7,937,000 or $1.46 per share in 2009. For the fourth quarter ending December 31, 2010, net income was $1,971,000 as compared to $1,586,000 for the same period in 2009, an increase of 24.3%.

Earnings for 2010 continue to be impacted by an improving net margin. Net interest income before the provision for loan losses was $25.41 million in 2010 versus $22.16 million in 2009, a 14.7% increase. Interest on loans and investments stayed nearly constant, while interest on deposits and borrowed funds declined by more than $2.8 million, or 18.1%.

The bank made a $2.58 million addition to its loan loss reserve in recognition of several commercial real estate loans that have experienced deterioration in their ability to meet debt service requirements. Management believes that, at its current level, 1.39% of loans, the loan loss reserve is adequate to meet future problems in the loan portfolio.

Non interest income rose by $735,000 after adjusting for the one time recovery from the defalcation. That was a 17.1% increase and is due to increases in Trust Department income and gains on sale of residential mortgage loans into the secondary market. On the non interest expense side, salaries and wages rose due to staff additions and rising health insurance costs, while FDIC insurance premiums fell.

Cash dividends per share amounted to $.93 for year ending December 31, 2010, an increase of 1.1% from the $.92 paid in 2009. Total assets and deposits increased to $796,601,000 and $626,895,000 as of December 31, 2010, an increase of 5.0% and 8.0%, respectively. Loans, net of unearned income, amounted to $409,651,000 as of December 31, 2010.

First Keystone Community Bank, an independently owned community bank since 1864, presently operates 15 full service offices in Columbia (5), Luzerne (5), Montour (1), and Monroe (4) Counties providing banking and trust services.

Inquiries regarding the purchase of the company's stock may be made through the following brokers: RBC Dain Rauscher, 800.223.4207; Janney Montgomery Scott, Inc., 800.526.6397;
Boenning & Scattergood, Inc., 800.883.8383; and Stifel Nicolaus &
Co. Inc., 800.223.6807.



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Note:  This press release may contain forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on First Keystone Community Bank or its parent company, First Keystone Corporation, please contact
Matthew P. Prosseda at 570.752.3671.



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